Exhibit 99.1

AMRI Extends Long Term Supply Relationship with GE Healthcare

Demonstrates AMRI’s Commitment to Performance, Quality and Customer Satisfaction

Albany, NY (December 6, 2012) – AMRI (Nasdaq: AMRI) today announced the extension of a commercial supply relationship with GE Healthcare (NYSE: GE) for Aminobisamide Hydrochloride (ABA). Under the terms of the agreement, AMRI will supply ABA, an intermediate material used in diagnostic imaging agents. This substantial contract commitment positions AMRI as a strategic supplier to GE Healthcare.

Production will continue at AMRI’s large scale manufacturing subsidiary located in Rensselaer, N.Y. The new contract extends through December 31, 2016, and replaces the existing supply contract between GE and AMRI that has been in effect since 2005.

“We are pleased to once again extend our long-term relationship with GE Healthcare,” said AMRI Chairman, CEO and President Thomas E. D’Ambra, Ph.D. “The renewal of this relationship underscores the confidence that premier global pharmaceutical and health care companies have in AMRI’s ability to meet their critical product needs.

Dr. D’Ambra continued, “The ABA product relationship with GE Healthcare has been an important one for AMRI since acquisition of the Rensselaer plant in 2003 and at this time is our largest commercial supply arrangement. We continue to be pleased with the progress that we are making in our Large Scale Manufacturing business segment, the largest component of which is our Rensselaer site. We are adding new customers and new products at this facility, along with continuing the long term relationships, like GE Healthcare, that have formed the basis of our revenue stream. The extension of this key, long term agreement provides a consistent and high quality revenue source for this business unit through 2016.”

About AMRI
Albany Molecular Research, Inc. (AMRI) is a global contract research and manufacturing organization offering customers fully integrated drug discovery, development, and manufacturing services. For over 21 years AMRI has demonstrated its adaptability as the pharmaceutical and biotechnology industries have undergone tremendous change in response to multiple challenges. This experience, a track record of success and locations in the United States, Europe and Asia now provides our customers with SMARTSOURCING™, a full range of value-added opportunities providing customers informed decision-making, enhanced efficiency and more successful outcomes at all stages of the pipeline. AMRI has also successfully partnered R&D programs and is actively seeking to out-license its remaining programs for further development.

AMRI Rensselaer

AMRI’s 23-acre Rensselaer site is located in New York State and provides contract cGMP manufacturing of bulk active pharmaceuticals and advanced intermediates for clinical phase scale-up requirements up to and including full scale commercial manufacturing. The facility, which hosts over 35 customer audits each year, maintains an excellent U.S. Federal Drug Administration (FDA) quality inspection record and is fully licensed by the U.S. Drug Enforcement Administration (DEA) to produce Schedule I, II, III, IV and V controlled substances. The site, which received its SafeBridge Potent Compound Safety Certification in 2010, has a state-of-art high-potency compound production facility that can handle quantities from grams to 120 kgs. Combining a scientifically strong staff with our highly experienced workforce allows the Rensselaer site to deliver its best to our customers. Currently, 26 Commercial Products are routinely manufactured from 25 kg individual batches to 7 metric ton annual campaigns.

Contacts
Investors – Michael Nolan, AMRI Chief Financial Officer, 518-512-2261
Media – Gina Monari, AMRI Communications, 518-512-2512